Exhibit 5.2
[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]
October 13, 2010
Allied Irish Banks, p.l.c.
Bankcentre, Ballsbridge
Dublin, Ireland 4
Ireland

Re:	Issuance of Contingent Mandatorily Exchangeable Notes due November 15, 2010 by Allied Irish Banks, p.l.c.
Ladies and Gentlemen:
     We have acted as special U.S. counsel to Allied Irish Banks, p.l.c., a public limited company organized under the laws of Ireland (the “Company”) in connection with the offering and sale by the Company of an aggregate of 26,700,000 Contingent Mandatorily Exchangeable Notes due November 15, 2010 (the “Notes”) in an underwritten public offering pursuant to the Underwriting Agreement dated as of October 6, 2010 by and among the Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, acting as Managers for the several underwriters named in Schedule II thereto (the “Underwriting Agreement”). The Notes are to be issued under that certain Indenture (the “Base Indenture”), dated as of June 2, 2008, between the Company and The Bank of New York, as Trustee, as supplemented by that certain First Supplemental Indenture, to be dated as of October 13, 2010, between the Company and The Bank of New York Mellon in the form attached as Annex A (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
     In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Base Indenture and forms of the Notes and the Supplemental Indenture, which we refer to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the

Allied Irish Banks, p.l.c.
October 13, 2010

Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.
     We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States of America and the laws of the State of New York, in each case as in effect on the date hereof, and we express no opinion or belief as to matters of the laws of Ireland or any other jurisdiction, or in each case as to any matters arising thereunder or relating thereto. Insofar as the opinions expressed herein are dependent upon matters of Irish law, we have relied, without independent investigation, upon the opinion of the date hereof of McCann FitzGerald Solicitors, the Company’s Irish solicitors, filed concurrently with this opinion as an exhibit to a report on Form 6-K and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-151361) (the “Registration Statement”).
     Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the Notes have been duly authorized, executed and delivered by the Company under Irish law, the Notes, when authenticated and issued in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and their governing documents.
     We consent to the filing of copies of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to references to us in the prospectus forming a part of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz